Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 10, 2016, EnviroStar, Inc. (the “Company” or “EVI”) acquired substantially all the assets and assumed certain liabilities of Western State Design, LLC (formerly known as Western State Design, Inc.) (“WSD”) for consideration consisting of (i) $18.0 million in cash (the “Cash Amount”), subject to working capital and other adjustments and (ii) 2,044,990 shares of the Company’s common stock, which amount is equal to the quotient of $10.0 million divided by the average closing price per share of the Company’s common stock on the NYSE MKT for the 10 trading days immediately prior to the date of the Asset Purchase Agreement dated September 7, 2016 (the “Asset Purchase Agreement”), by and among the Company and Western State Design, Inc., a wholly-owned subsidiary of the Company (“Western”), on the one hand, and WSD, Dennis Mack and Tom Marks, on the other hand (the “Transaction”).

The Company funded the Cash Amount in part by the private sale of 1,290,323 shares of the Company’s common stock to a company controlled by Company’s Chairman and Chief Executive Officer at $4.65 per share, which was the closing price of the Company’s common stock on the NYSE MKT on September 6, 2016 (the “Private Placement”). In addition, the Company entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo Bank”), for a total aggregate commitment of $20.0 million, approximately $12.5 million of which the Company used to finance the balance of the Cash Amount not funded by the proceeds of the Private Placement.

The following unaudited pro forma condensed combined financial statements were derived by adjusting the historical financial statements of the Company to give effect to the Transaction and the related financing transactions. The unaudited pro forma condensed combined balance sheet is presented as if the Transaction and related financings had occurred on June 30, 2016, and the unaudited pro forma condensed combined statement of operations is presented as if the Transaction and related financings had occurred on July 1, 2015.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company, which are included in its Annual Report on Form 10-K for the year ended June 30, 2016 filed with the Securities and Exchange Commission (the “SEC”) on September 20, 2016, and the historical financial statements and accompanying notes of WSD which are included in Exhibit 99.2 to the Company’s Current Report on Form 8-K/A filed with the SEC on October 28, 2016.

The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The pro forma condensed combined financial statements do not purport to represent what the combined company's financial condition or results of operations would have been had the acquisition occurred on the dates indicated, nor do they purport to project the Company's future consolidated results of operations or consolidated financial position for any future period or as of any future date.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2016

	EVI historical	WSD historical	Pro Forma Adjustments	Notes	Pro Forma Combined

Cash and cash equivalents	$3,941,899	$47,089	$—		$3,988,988
Accounts and trade notes receivable, net	1,832,597	16,773,923	—		18,606,520
Inventories, net	2,627,017	3,182,453	—		5,809,470
Refundable income taxes	62,063	—	—		62,063
Deferred income taxes	108,883	—	209,000	(g)	317,883
Vendor deposits	803,177	2,020,454	—		2,823,631
Other current assets	610,631	793,610	(23,573)	(a)	1,380,668
Total current assets	9,986,267	22,817,529	185,427		32,989,223

Equipment and improvements, net	135,240	1,106,686	(147,277)	(a)	1,094,649
Intangible assets, net	26,644	—	9,169,000	(d)	9,195,644
Goodwill	—	—	16,816,811	(e)	16,816,811
Deferred income taxes	12,606	—	—		12,606
Other assets	—	93,993	(85,762)	(a)	8,231
Total assets	$10,160,757	$24,018,208	$25,938,199		$60,117,164

Accounts payable and accrued expenses	$2,886,708	$10,479,296	$(531,798)	(a)	$13,364,206
			530,000	(g)
Accrued employee expenses	961,086	836,341	(651,342)	(a)	1,146,085
Deferred income	11,044	—	—		11,044
Customer deposits	1,213,079	2,064,560	—		3,277,639
Billings in excess of costs on uncompleted contracts	—	2,980,082	—		2,980,082
Current portion of long-term debt	—	—	714,286	(c)	714,286
Line of credit	—	2,191,047	(2,191,047)	(a)	-
Total current liabilities	5,071,917	18,551,326	(2,129,901)		21,493,342

Long-term debt	—	—	11,802,808	(c)	11,802,808
Total liabilities	5,071,917	18,551,326	9,672,907		33,296,150

			(5,466,882)	(a)
			6,000,002	(b)
			16,053,172	(f)
Total shareholders' equity	5,088,840	5,466,882	(321,000)	(g)	26,821,014
Total liabilities and shareholders' equity	$10,160,757	$24,018,208	$25,938,199		$60,117,164

See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Operations

Twelve months ended June 30, 2016

	EVI historical	WSD historical (1)	Pro Forma Adjustments	Notes	Pro Forma Combined

Net Revenues	$36,015,641	$69,124,028	$—		$105,139,669

Cost of sales, net of discounts	27,803,920	54,088,364	—		81,892,284

Selling, general and administrative expenses	5,420,800	10,145,369	1,195,933	(d)	16,762,102

Operating income	2,790,921	4,890,295	(1,195,933)		6,485,283

Other income and expense:
Interest income	2,259	1,465	—		3,724
Interest expense	—	85,211	343,000	(h)	428,211
			13,200	(h)	13,200
Earnings before provision for income taxes	2,793,180	4,806,549	(1,552,133)		6,047,596

Provision for income taxes	1,053,140	85,157	1,250,449	(i)	2,388,746

Net earnings	$1,740,040	$4,721,392	$(2,802,582)		$3,658,850

Net earnings per share- basic and diluted	$0.25				$0.35
Weighted average number of basic and diluted common shares outstanding	7,033,732		3,335,313	(j)	10,369,045

See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(1) Derived by taking the financial statements for the year ended December 31, 2015, subtracting the amounts for the six-months ended June 30, 2015 and adding the amounts for the six months ended June 30, 2016

Notes to unaudited pro forma condensed combined financial information

Note 1- Basis of Presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Transaction, (2) factually supportable and (3) with respect to the pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results following the Transaction.

The Transaction will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company will recognize the assets acquired and liabilities assumed at fair value. However, as of October 28, 2016, the Company has not completed the valuation studies necessary to estimate the fair values of the assets acquired or the liabilities assumed by the Company to reflect the allocation of purchase price to the fair value of such amounts. The excess of consideration transferred over the net assets acquired has been allocated to intangible assets (trade name, customer relationships and non-compete agreements) and goodwill. A final determination of these fair values will reflect management's estimates with the assistance of appraisals prepared by independent third parties and will be based on actual tangible and intangible assets and liabilities that existed as of the acquisition date. The actual allocation of consideration transferred will differ from the allocation assumed in these unaudited pro forma condensed combined financial statements. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

Notes to unaudited pro forma condensed combined financial information

Note 2- Acquisition and preliminary purchase price allocation

On October 10, 2016, the Company, through Western, completed the Transaction pursuant to the terms of the Asset Purchase Agreement.

Consistent with the terms of the Asset Purchase Agreement, the final purchase price for accounting purposes of the asset acquisition after working capital and stock valuation adjustments is $34.6 million, consisting of: (i) $18.5 million in cash, including the Cash Amount and an initial working capital adjustment of $0.5 million, of which $2.8 million was deposited in an escrow account for no less than 18 months after the date of the closing of the Transaction (subject to extension in certain circumstances) (the “Cash Consideration”); and (ii) $16.1 million consisting of 2,044,990 shares of the Company’s common stock, valued at $7.85 per share, which was the closing price of the stock on October 10, 2016 (the “Share Consideration”). For accounting purposes, the fair value of Share Consideration is based upon the closing price per share of the Company’s common stock on the date of the closing of the Transaction. Therefore, the increase in the value of Share Consideration on the date of the closing of the Transaction when compared to the Asset Purchase Agreement is attributable to an increase in the closing sale price per share of the Company’s common stock on the NYSE MKT on the date of closing of the Transaction from the date of the Asset Purchase Agreement. The number of shares of the Company’s common stock issued to WSD at the closing of the Transaction was 1,656,486 shares of common stock, which equals 19.9% of the total number of shares of the Company’s common stock outstanding at the time of closing of the Transaction. Under the rules of the NYSE MKT, the issuance of the balance of the 388,504 shares of the Company’s common stock comprising the Stock Consideration requires the approval of the Company’s stockholders, however the Company believes the approval is assured because the Company’s Chairman and Chief Executive Officer has the right to vote through various voting arrangements more than 50% of the outstanding shares of the common stock of the Company.

The Cash Consideration was funded in part by the Private Placement. In addition, the Company entered into the Credit Agreement with Wells Fargo Bank for a total aggregate commitment of $20.0 million, of which approximately $12.5 million was used to finance the balance of the Cash Consideration not funded by the net proceeds of the Private Placement. The $20.0 million commitment consists of a maximum $15.0 million revolving line of credit (the “Line of Credit”), and a $5.0 million term loan facility (the “Term Loan”). Interest accrues on the outstanding principal amount of the Line of Credit at an annual rate equal to Daily One Month LIBOR (as defined in the Credit Agreement) plus 2.25% and on the outstanding principal amount of the Term Loan at an annual rate equal to Daily One Month LIBOR plus 2.85%. Principal repayments for amounts borrowed under the Term Loan will be $59,524 per month, with the balance due at maturity. The Credit Agreement has a term of five years and matures on October 7, 2021.

Notes to unaudited pro forma condensed combined financial information

Note 2- Acquisition and preliminary purchase price allocation

The following table summarizes the preliminary allocation of the purchase price as of June 30, 2016:

Cash consideration	$18,517,096
Shares consideration:
Number of shares	2,044,990
Price per share	$7.85
Total share consideration	16,053,172

Total purchase price	$34,570,268

Cash	47,089
Accounts Receivable	16,773,923
Inventory	3,182,453
Prepaid expenses	770,037
Vendor deposits	2,020,454
Property, plant and equipment	959,409
Other Assets	8,231
Intangible assets	9,169,000
Total identifiable assets	32,930,596

Accounts payable and accrued expenses	(9,947,498)
Accrued employee expenses	(184,999)
Customer deposits	(2,064,560)
Billings in excess of cost	(2,980,082)
Total liabilities assumed	(15,177,139)

Goodwill	$16,816,811

Note 3- Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a) Reflects adjustments to the balance sheet to eliminate WSD assets and liabilities excluded from the purchase

(b) Reflects private sale of the Company’s common stock for $6,000,002 to partially finance the Transaction as described in Note 2

(c) Reflects proceeds from Term Loan and Line of Credit borrowings of $12,583,182, to partially finance the Transaction as described in Note 2, recorded net of financing fees of $66,088

Notes to unaudited pro forma condensed combined financial information

(d) Reflects the recognition of intangible assets acquired by the Company at their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including trade names, customer relationships and non-compete agreements. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. Since all information required to perform a detailed valuation analysis of WSD's intangible assets could not be obtained as of October 28, 2016, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions based on publicly available transaction data for the industry.

The following table summarizes the estimated fair values of WSD's identifiable intangible assets and their estimated useful lives:

	Estimated Fair Value	Estimate Useful Life in Years	Year ended June 30, 2016 amortization expense

Trade Names	1,196,000	6	$199,333
Customer Relationships	5,980,000	10	$598,000
Non- Compete Agreements	1,993,000	5	$398,600
	9,169,000

pro forma adjustment to amortization expense			$1,195,933

(e) Reflects preliminary estimate of goodwill, which represents the excess of the purchase price over the fair value of WSD's identifiable assets acquired and liabilities assumed as shown in Note 2

(f) Reflects share consideration of 2,044,990 shares of the Company’s common stock valued at $16.1 million to partially finance the Transaction as described in Note 2

(g) Reflects accruals for transaction costs of approximately $530,000, and a related deferred tax asset of $209,000

(h) Represents the increase to interest expense resulting from interest on the new Term Loan and Line of Credit facility to finance the acquisition of WSD, as follows:

	Loan Balance	Avgerage Interest Rate(1)	Year ended June 30, 2016 interest expense

Term Loan	5,000,000	3.18%	$148,000
Line of Credit	7,583,182	2.58%	$195,000

Pro forma adjustment to interest expense			$343,000

(1) Average interest rate was determined by adding LIBOR as of July 1, 2015 (0.1865%) and June 1, 2016 (0.4688%) to the margins on Term Loan and Line of Credit described in Note 2 and taking an average of the rate applicable to the average Term Loan and Line of Credit balances. The pro

Notes to unaudited pro forma condensed combined financial information forma adjustment for amortization of deferred financing costs for the year ended June 30, 2016 was $13,200.

(i) Reflects the income tax effect of treating WSD as a taxable entity and the related tax effect of the pro forma adjustments based on estimated combined blended statutory rate of 39.5%, for federal and state income taxes, as follows:

Pro forma pre-tax income	$6,047,596
Estimated effective tax rate	39.5%
Pro forma tax provision	$2,388,800

(j) Reflects shares issued and issuable as discussed in Note 2, as follows:

Number of shares issued as purchase price consideration	1,656,486
Number of shares issuable as purchase price consideration	388,504
Number of shares issued in Private Placement	1,290,323
Total increase in shares	3,335,313